Exhibit 4.2

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE ●.

HARVEST HEALTH & RECREATION INC.

FORM OF

7.00% UNSECURED CONVERTIBLE DEBENTURE DUE ●

DEBENTURE
CERTIFICATE NUMBER: CD-2019-A-●	PRINCIPAL AMOUNT: US$●

HARVEST HEALTH & RECREATION INC., a corporation incorporated under the laws of the Province of British Columbia, Canada (the “Borrower”), for value received, hereby acknowledges itself indebted and promises to pay to or to the order of Gundy Co. in trust for [***] (hereinafter referred to as the “Lender” or the “Debentureholder”), the principal amount of ● dollars (US$●) (the “Principal Amount”) in lawful money of the United States of America in the manner hereinafter provided at the foregoing address of the Lender, or at such other place or places as the Lender may designate by notice in writing to the Borrower, on ●, or such earlier date as the Principal Amount may become due and payable (the “Maturity Date”), and to pay interest to the Lender on the Principal Amount outstanding from time to time owing hereunder to the date of payment as hereinafter provided, both before and after maturity or demand, default and judgment.

The Debentureholder has the right, from time to time and at any time prior to 5:00 p.m. (Eastern time) on the Business Day (as defined herein) immediately preceding the Maturity Date, to convert all or any portion of the outstanding Principal Amount into Common Shares (as defined herein), at a price, with respect to the Principal Amount of the Debenture, equal to the Conversion Price (as defined herein), subject to adjustment in certain events, together with any accrued and unpaid interest owing thereon on the Conversion Date (as defined herein). Beginning on the date that is four months plus one day following the Closing Date, if, for any ten (10) consecutive VWAP Days (as defined herein), the VWAP (as defined herein) of the Common Shares on the Exchange (as defined herein) is greater than $●, the Borrower has the right to require the Debentureholder to convert all but not less than all of the Principal Amount then outstanding under this Debenture at the Conversion Price on not less than thirty (30) days’ written notice.

Unless the Lender exercises the Conversion Right (as defined herein) or the Borrower exercises the Accelerated Conversion Right (as defined herein) attached to this Debenture, the Principal Amount owing, or the portion of the Principal Amount which has yet to be converted, together with any accrued and unpaid interest owing thereon and all other amounts now or hereafter payable hereunder (collectively, the “Obligations”) shall be due and payable on the Maturity Date in accordance with the terms hereof. This Debenture is issued subject to the terms and conditions appended hereto as Schedule A.

(Signature page follows)

IN WITNESS WHEREOF, the Borrower has caused this Debenture to be executed by a duly authorized officer. DATED for reference this ●th day of ●, ●.

HARVEST HEALTH & RECREATION INC.

Per:
●
●

Schedule A – Terms and Conditions for 7.00% Senior Unsecured Convertible Debenture

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

In this Debenture, the following terms shall have the following meanings:

(1) “Accelerated Conversion Notice” has the meaning attributed thereto in Section 4.2;

(2) “Accelerated Conversion Right” means the right attached to this Debenture which permits the Borrower to require the Debentureholder to convert the Principal Amount into Common Shares in accordance with Article 4;

(3) “Accelerated Issue Date” has the meaning attributed thereto in Section 4.2;

(4) “Business” means the business of the Borrower and it Material Subsidiaries being (a) the business of the production, sale or distribution of cannabis or products or materials based on, or that include, cannabis, including through the acquisition of assets or direct or indirect investment; or (b) other commercial activities relating to the production, sale or distribution of cannabis or products or materials based on, or that include, cannabis, including through the acquisition of assets or direct or indirect investment;

(5) “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, Canada are authorized by law to close;

(6) “Canadian Securities Laws” means the Securities Act (Ontario) and the securities laws of any other province or territory of Canada, if applicable, and the rules, regulations and policies of any Canadian securities regulatory authority administering such securities laws, as the same shall be in effect from time to time;

(7) “Change of Control” means:

(a)	any transaction (whether by purchase, Merger or otherwise) whereby a Person or Persons acting jointly or in concert (within the meaning of applicable Canadian Securities Laws) directly or indirectly acquires the right to cast, at a general meeting of shareholders of the Borrower, more than 50% of the aggregate votes attached to the Common Shares, multiple voting shares and super voting shares, voting as one class, that may be ordinarily cast at a general meeting;

(b)	the Borrower’s arrangement, amalgamation, consolidation or Merger with or into any other Person, or any Merger of another Person into the Borrower, unless the holders of voting securities of the Borrower immediately prior to such arrangement, amalgamation, consolidation or Merger hold securities representing 50% or more of the voting control or direction in the Borrower or the successor entity upon completion of the arrangement, amalgamation, consolidation or Merger; or

(c)	any conveyance, transfer, sale lease or other disposition of all or substantially all of the Borrower’s and the Borrower’s subsidiaries’ assets and properties, taken as a whole, to another arm’s length Person, provided that, for greater certainty, a Change of Control will not include the announced acquisition of Verano Holdings, LLC or any transactions contemplated to be completed in order to effect such acquisition;

(8) “Closing Date” means the closing date of the Offering;

(9) “Common Shares” means the subordinate voting shares in the capital of the Borrower or the common shares of the continuing corporation or other resulting issuer formed as a result of a Merger;

(10) “Conversion Date” has the meaning attributed thereto in Section 4.1;

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(11) “Conversion Price” means US$● (being $● divided by the Exchange Rate), subject to adjustment in certain events;

(12) “Conversion Right” has the meaning attributed thereto in Section 4.1;

(13) “Debentures” means this 7.00% senior unsecured convertible debenture and any other debentures substantially on the same terms as this debenture issued by the Borrower under the Offering;

(14) “Exchange” means the Canadian Securities Exchange, or such other Canadian stock exchange on which the Common Shares are listed and posted for trading;

(15) “Exchange Rate” means ●, being the U.S. dollar/Canadian dollar exchange published by the Bank of Canada on the date that is two Business Days prior to the Closing Date;

(16) “Event of Default” has the meaning attributed thereto in Section 6.1;

(17) “Interest Payment Date” means the last day of June and December in each year commencing on June 30, 2019, as well as the Maturity Date, and the date on which all or any portion of this Debenture is converted;

(18) “Issue Date” has the meaning attributed thereto in Section 4.2(1);

(19) “Material Subsidiaries” means the entities listed in Schedule “D”, and each, a “Material Subsidiary”;

(20) “Maturity Date” means ●;

(21) “Merger” means any transaction (whether by way of consolidation, amalgamation, arrangement, merger, transfer, sale or lease) whereby all or substantially all of the Borrower’s assets would become the property of any other Person, or, in the case of any such consolidation, amalgamation, arrangement or merger, of the continuing corporation or other entity resulting therefrom;

(22) “Offering” means the offering of Debentures in the aggregate principal amount of up to US$100,000,000, to be issued and sold by the Borrower, as announced in the Borrower’s press release dated ●;

(23) “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof;

(24) “Permitted Acquisition” means, with respect to any Person, any transaction by which such Person acquires as a going concern the business of, or all or substantially all of the assets of any corporation or other business entity or division thereof or any other person, whether through purchase of assets, purchase of shares or other equity interests, amalgamation, merger, joint venture or otherwise, but in each case only if:

(a)	no Event of Default is continuing on the date of the acquisition or would occur as a result of such acquisition;

(b)	the relevant business is complementary to, or substantially the same as that carried on by such Person; and

(c)	either:

(i) the Person or Persons from whom the acquisition is made are at arm’s length to such Person; or

(ii) the acquisition is made from a non-arm’s length to such Person, and the aggregate purchase price for the acquisition (including any direct or indirect payments made to any of the vendors in connection therewith) does not exceed the fair market value of the business or assets being acquired;

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(25) “Subsidiary” means as to any Person, any corporation or other business entity in which such Person or one or more of its Subsidiaries owns, directly or indirectly, sufficient equity or voting interests to enable it or them (as a group) to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries;

(26) “Taxes” means any present or future income and other taxes, levies, rates, royalties, deductions, withholdings, assessments, fees, dues, duties, imposts and other charges of any nature whatsoever, together with any interest and penalties, additions to tax and other additional amounts, levied, assessed or imposed by any governmental authority;

(27) “trading day” means a day on which the Exchange is open for trading;

(28) “US Cannabis Laws” means all US federal laws, statutes and/or regulations as applicable to the production, trafficking, distribution, processing, extraction, sale, etc. of cannabis and cannabis related substances and products;

(29) “VWAP” means the daily volume weighted average trading price of the Common Shares for the applicable period (which must be calculated utilizing days in which the Common Shares actually trade) on the Exchange; and

(30) “Warrants” has the meaning given to such term in Section 2.5.

Section 1.2 Headings

The inclusion of headings in this Debenture is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.3 Currency

Unless otherwise indicated, all amounts in this Debenture are stated and shall be paid in currency of Canada.

Section 1.4 Number, Gender and Persons

Unless the context otherwise requires, words importing the singular in number only shall include the plural and vice versa, words importing the use of gender shall include the masculine, feminine and neuter genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

Section 1.5 Severability

If any provision of this Debenture is determined by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each such provision shall be interpreted in such a manner as to render them valid, legal and enforceable to the greatest extent permitted by applicable law. Each provision of this Debenture is declared to be separate, severable and distinct.

Section 1.6 Entire Agreement

This Debenture, including any schedules attached hereto, constitutes the entire agreement between the Borrower and the Lender relating to the subject matter hereof, and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, understandings, conditions or collateral agreements, whether oral or written, express or implied, with respect to the subject matter hereof.

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ARTICLE 2 – PAYMENT OF PRINCIPAL, INTEREST AND OTHER CONSIDERATIONS

Section 2.1 Repayment of Principal

Subject to the terms and conditions hereof, the Principal Amount outstanding on this Debenture, together with any accrued and unpaid interest owing thereon, shall be repaid by the Borrower to the Lender on the Maturity Date. The Borrower shall satisfy its obligation to pay the Principal Amount outstanding on this Debenture, together with any accrued and unpaid interest owing thereon, on the Maturity Date, in cash.

Section 2.2 Interest Payable

Interest on the Principal Amount outstanding under this Debenture shall be at the rate of seven percent (7.00%) per annum, calculated and payable semi-annually in lawful currency of the United States of America, not in advance, on each Interest Payment Date, and shall be first payable on June 30, 2019. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The June 30, 2019 interest payment will represent accrued interest from the Closing Date to June 30, 2019. For greater certainty, such interest shall be payable before, during or after the occurrence of an Event of Default.

Section 2.3 Method of Paying of Interest

The Borrower shall satisfy its obligation to pay interest on the Debenture, on an applicable Interest Payment Date, in cash in lawful money of the United States of America, by sending payment of such interest by prepaid ordinary mail, electronic transfer of funds or such other means as may be agreed to by the Debentureholder, payable to the order of the registered Debentureholder appearing on the register maintained by the Borrower not later than the close of business on the 5th Business Day prior to the applicable Interest Payment Date. If payment of interest is make by prepaid ordinary mail it shall be sent to the Debentureholder’s last address appearing on the register, unless such Debentureholder otherwise directs.

Section 2.4 Rank

The Debentures will constitute direct unsecured obligations of the Borrower. Each Debenture will rank pari passu with each other Debenture in right of payment of unsecured principal and interest (regardless of their actual date or terms of issue).

Section 2.5 [Warrants

Upon issuance of this Debenture, the Borrower shall issue to the Debentureholder warrants to acquire that number of Common Shares of the Borrower (“Warrants”) equal to 40% of the number of Common Shares issuable upon the conversion of the Debenture, at an exercise price per share equal to $● for a period of thirty-six (36) months from the Closing Date, subject to adjustment in certain events as set out in the certificate for the Warrants. For greater certainty, the issuance of the Warrants to the Debentureholder are the warrants to be received by the Lender under the terms of the subscription agreement between the Debentureholder and the Borrower in respect of the Offering and is a condition of the purchase of the Debentures.]

ARTICLE 3 – REDEMPTION OR PURCHASE OF DEBENTURE

Section 3.1 Redemption, Exchange or Conversion if Change of Control

(1) The Borrower shall notify the Debentureholder of a pending Change of Control in accordance with Section 3.2 and the Debentureholder shall, in its sole discretion, have the right to require the Borrower to either (i) purchase the Debentures at 104% of the then outstanding Principal Amount thereof plus accrued and unpaid interest to the date such Debenture is repaid in full; (ii) if the Change of Control results in a new issuer, convert the Debenture into a replacement debenture of the new issuer in the aggregate principal amount of 104% of the Principal Amount of the Debenture then outstanding on substantially equivalent terms to those terms contained herein; or (iii) convert the Debentures at the Conversion Price.

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(2) If 90% or more of the Principal Amount of the Debentures outstanding on the date of the notice of the Change of Control have been tendered for redemption or conversion pursuant to Section 3.1(1), the Borrower will have the right to either redeem all of the remaining Debentures at 104% of the then outstanding Principal Amount thereof plus accrued and unpaid interest to the date such Debenture is redeemed in full.

Section 3.2 Notice of Change of Control

Upon the occurrence of any event constituting or reasonably likely to constitute a Change of Control or Merger, the Borrower shall give written notice to the Lender of such Change of Control or Merger at least thirty (30) days or as soon as reasonably possible prior to the effective date of any such Change of Control or Merger and another written notice on or immediately after the effective date of such Change of Control or Merger.

Section 3.3 Purchases for Cancellation

The Borrower will have the right at any time and from time to time to purchase the Debentures in the market, by tender, or by private contract.

ARTICLE 4 – CONVERSION

Section 4.1 Conversion Right.

(1) Upon and subject to the terms and conditions hereinafter set forth, the Lender shall have the right (the “Conversion Right”), but not the obligation, at any time, and from time to time, up to and including the Business Day immediately preceding the Maturity Date, to notify the Borrower that it wishes to convert, for no additional consideration, all or any part of the Principal Amount of this Debenture (the “Converted Debenture Amount”) into that number of fully paid and non-assessable Common Shares that is equal to the Principal Amount of the Debenture divided by the Conversion Price in effect on the Issue Date (as hereinafter defined), provided that the Lender must convert the Principal Amount of this Debenture in a minimum amount of $250,000, unless the principal amount remaining is less than $250,000 in which case, the entire remaining amount shall be converted. For greater certainty, if the Lender is electing to convert all or a portion of the Principal Amount, then the applicable amount of accrued and unpaid interest on the Principal Amount being converted must be paid by the Borrower up to, but excluding, the applicable date of conversion (the “Conversion Date”) in accordance with Section 2.2.

(2) Commencing on the date that is four months plus one day following the Closing Date, upon and subject to the terms and conditions hereinafter set forth, the Borrower shall have the right (the “Accelerated Conversion Right”), at any time prior to the Maturity Date, to require the Debentureholder to convert all but not less than all of the outstanding Principal Amount of the Debenture if, for any ten (10) consecutive trading days commencing on the date that is four months plus one day following the Closing Date and prior to the Maturity Date (the “VWAP Days”), the VWAP of the Common Shares on the Exchange is greater than $● in each VWAP Day over the period. For greater certainty, VWAP Days shall not include any trading day on which the Common Shares issuable upon such conversion would be subject to restrictions on resale in Canada upon conversion of this Debenture. Notwithstanding the foregoing, the Borrower shall not be permitted to force conversion of this Debenture if the Common Shares issuable upon such conversion will be subject to restrictions on resale in Canada, other than restrictions on resale imposed by a subsequent transfer of the Debentures during the restricted period.

(3) The Conversion Right and Accelerated Conversion Right shall extend only to the maximum number of whole Common Shares into which the outstanding Principal Amount of the Debenture or any part thereof may be converted in accordance with this Section 4.1. Fractional interests in Common Shares shall be adjusted in the manner provided in Section 4.4.

Section 4.2 Conversion Procedure

(1) The Conversion Right may be exercised by the Lender by completing and signing the notice of conversion (the “Conversion Notice”) attached hereto as Schedule B, and delivering the Conversion Notice and this Debenture to the Borrower. The Conversion Notice shall provide that the Conversion Right is being exercised, shall specify the Canadian dollar equivalent of the outstanding Principal Amount being converted, and shall set out the date (the “Issue Date”) on which Common Shares are to be issued to be paid upon the exercise of the Conversion Right (such date to be no earlier than five (5) Business Days and no later than ten (10) Business Days after the day on which the Conversion Notice is issued). The conversion shall be deemed to have been effected immediately prior to the close of business on the Issue Date and the Common Shares issuable upon conversion shall be deemed to be issued as fully paid and non-assessable at such time. On the Issue Date, the required number of Common Shares shall be issued to the Lender. If less than all of the Principal Amount of this Debenture is the subject of the Conversion Right, then on the Issue Date, the Borrower shall deliver to the Lender a replacement Debenture in the form hereof in the principal amount of the unconverted principal balance hereof, and this Debenture shall be cancelled. If the Conversion Right is being exercised in respect of the entire Principal Amount of this Debenture, this Debenture shall be cancelled. With the Conversion Notice, the Lender shall provide the Borrower with its written calculation of the amount of accrued and unpaid interest on the Principal Amount which is the subject of the Conversion Right pursuant to the Conversion Notice, up to the date of that Conversion Notice and a per diem amount thereon.

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(2) The Accelerated Conversion Right may be exercised by the Borrower by delivering at least 30 days’ advance written notice (the “Accelerated Conversion Notice”) to the Lender. The Accelerated Conversion Notice shall provide that the Accelerated Conversion Right is being exercised, shall specify that all but not less than all of the Canadian dollar equivalent of the outstanding Principal Amount is being converted, shall specify the ten (10) consecutive VWAP Days and daily trading volume on the Exchange on which the VWAP of the Common Shares exceeded $● and shall set out the date (the “Accelerated Issue Date”) on which Common Shares are to be issued upon the exercise of the Accelerated Conversion Right (such date to be no earlier than 30 days and no later than 35 days after the day on which the Accelerated Conversion Notice is issued, unless otherwise mutually agreed by the Borrower and the Lender). The conversion shall be deemed to have been effected immediately prior to the close of business on the Accelerated Issue Date and the Common Shares issuable upon conversion shall be deemed to be issued as fully paid and non-assessable at such time. Within ten (10) Business Days after the Accelerated Issue Date, provided a certificate or direct registration statement for the required number of Common Shares has been issued to the Lender this Debenture shall be cancelled. With the Accelerated Conversion Notice, the Borrower shall provide the Lender with its written calculation of the amount of accrued and unpaid interest on the Principal Amount which is the subject of the Accelerated Conversion Right pursuant to the Accelerated Conversion Notice, up to the date of that Accelerated Conversion Notice and a per diem amount thereon.

Section 4.3 Adjustment of Conversion Price

The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(1) If and whenever at any time prior to the Maturity Date, the Borrower shall:

(a)	subdivide or re-divide the outstanding Common Shares into a greater number of Common Shares;

(b)	reduce, combine or consolidate the outstanding Common Shares into a smaller number of Common Shares;

(c)	issue Common Shares (or securities convertible into or exchangeable for Common Shares) to the holders of all or substantially all of the outstanding Common Shares by way of stock dividend other distribution; or

(d)	make a distribution on its outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares,

the Conversion Price in effect on the effective date of such subdivision, re-division, reduction, combination or consolidation or on the record date for such issue of Common Shares (or securities convertible into or exchangeable for Common Shares) by way of a stock dividend or other distribution, as the case may be, shall, in the case of the events referred to in Sections 4.3(1)(a), (c) and (d) above, be decreased in proportion to the increase in the number of outstanding Common Shares resulting from such subdivision, re-division or dividend (including, in the case where securities convertible into or exchangeable for Common Shares are issued, the number of Common Shares that would have been outstanding had such securities been converted into or exchanged for Common Shares on such effective or record date) or shall, in the case of the events referred to in Section 4.3(1)(b) above, be increased in proportion to the decrease in the number of outstanding Common Shares resulting from such reduction, combination or consolidation on such effective or record date. Such adjustment shall be made successively whenever any event referred to in this Section 4.3(1) shall occur. Any such issue of Common Shares (or securities convertible into or exchangeable for Common Shares) by way of a stock dividend or other distribution shall be deemed to have been made on the record date for the stock dividend or other distribution for the purpose of calculating the number of outstanding Common Shares under Sections 4.3(2) and (3); to the extent that any such securities are not converted into or exchanged for Common Shares prior to the expiration of the conversion or exchange right, the Conversion Price shall be readjusted effective as at the date of such expiration to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued on the exercise of such conversion or exchange right.

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(2) If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than forty-five (45) days after such date of issue (such period from the record date to the date of expiry being referred to in this Section 4.3(2) as the “Rights Period”), to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) (such subscription price per Common Share (inclusive of any cost of acquisition of securities exchangeable for or convertible into Common Shares in addition to any direct cost of Common Shares) being referred to in this Section 4.3(2) as the “Per Share Cost”), the Borrower shall give written notice to the Lender with respect thereto (any of such events herein referred to as a “Rights Offering”), and the Lender shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the record date for the issuance of such rights, options or warrants. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the issuance of such rights, options or warrants, in the manner hereinafter provided. The Conversion Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(a)	the numerator of which is the aggregate of:

	(i)	the number of Common Shares outstanding as of the record date for the Rights Offering; and

	(ii)	the number determined by dividing the product of the Per Share Cost and:

		(A)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase additional Common Shares, the number of Common Shares so subscribed for or purchased during the Rights Period, or

		(B)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Common Shares, the number of Common Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted during the Rights Period, by the Current Market Price (as hereinafter defined) of the Common Shares as of the record date for the Rights Offering; and

(b)	the denominator of which is

	(i)	in the case described in subparagraph 4.3(2)(a)(ii)(A), the number of Common Shares outstanding, or

	(ii)	in the case described in subparagraph 4.3(2)(a)(ii)(B), the number of Common Shares that would be outstanding if all the Common Shares described in subparagraph 4.3(2)(a)(ii)(B) had been issued,

as at the end of the Rights Period.

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“Current Market Price” of the Common Shares at any date, means the volume weighted average trading price at which the Common Shares have traded on the Exchange or, if the Common Shares are not listed on any stock exchange, then on the over-the-counter market, for any 20 consecutive trading days selected by the Borrower commencing not later than 45 trading days and ending no later than five (5) trading days before such date; provided, however, if such Common Shares are not traded during such 45 day period for at least 20 consecutive trading days, the simple average of the following prices established for each of 20 consecutive trading days selected by the Borrower commencing not later than 45 trading days before such date:

(a)	the average of the bid and ask prices for each day on which there was no trading, and

(b)	the closing price of the Common Shares for each day that there was trading,

or in the event that at any date the Common Shares are not listed on the Exchange or on the over-the-counter market, the current market price shall be as determined by the directors of the Borrower or such firm of independent chartered accountants as may be selected by the directors of the Borrower, acting reasonably, and in good faith in their sole discretion for these purposes, the weighted average price for any period shall be determined by dividing the aggregate sale prices during such period by the total number of Common Shares sold during such period.

Any Common Shares owned by or held for the account of the Borrower or its Subsidiaries or affiliate (as defined in the Securities Act (Ontario)) of the Borrower will be deemed not to be outstanding for the purpose of any such computation under this Section 4.3(2).

If by the terms of the rights, options or warrants referred to in this Section 4.3(2), there is more than one purchase, conversion or exchange price per Common Share, the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, will be calculated for purposes of the adjustment on the basis of

(a)	the lowest purchase, conversion or exchange price per Common Share, as the case may be, if such price is applicable to all Common Shares which are subject to the rights, options or warrants, and

(b)	the average purchase, conversion or exchange price per Common Share, as the case may be, if the applicable price is determined by reference to the number of Common Shares acquired.

To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 4.3(2) as a result of the fixing by the Borrower of a record date for the distribution of rights, options or warrants referred to in this Section 4.3(2), the Conversion Price will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

If the Lender has exercised its Conversion Right, or the Borrower has exercised the Accelerated Conversion Right, in accordance herewith during the Rights Period, the Lender will, in addition to the Common Shares to which it is otherwise entitled upon such exercise, be entitled to that number of additional Common Shares equal to the result obtained when the difference, if any, between the Conversion Price in effect immediately prior to, and the Conversion Price in effect immediately following the end of such Rights Offering pursuant to this Section 4.3(2), is multiplied by the number of Common Shares received upon the exercise of the Conversion Right or Accelerated Conversion Right during such period, and the resulting product is divided by the Conversion Price as adjusted for such Rights Offering pursuant to this Section 4.3(2); provided that no fractional Common Shares will be issued. Such additional Common Shares will be deemed to have been issued to the Lender immediately following the end of the Rights Period and a certificate for such additional Common Shares will be delivered to the Lender within ten Business Days following the end of the Rights Period.

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(3) If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) shares of any class other than Common Shares (or other than securities convertible into or exchangeable for Common Shares), or (ii) rights, options or warrants (other than rights, options or warrants referred to in Section 4.3(2)), or (iii) evidences of its indebtedness, or (iv) assets (other than dividends paid in the ordinary course) then, in each such case, the Borrower shall give written notice to the Lender with respect thereto, and the Lender shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the record date for the making of such distribution. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the making of such distribution, (herein referred to as a “Special Distribution”) determined in the manner hereafter set out. In this Section 4.3(3) the term “dividends paid in the ordinary course” shall include the value of any securities or other property or assets distributed in lieu of cash dividends paid in the ordinary course at the option of shareholders.

The Conversion Price will be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(a)	the numerator of which is:

	(i)	the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date; less

	(ii)	the aggregate fair market value (as determined by action of the directors of the Borrower, acting reasonably) to the holders of the Common Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

(b)	the denominator of which is the number of Common Shares outstanding on such record date multiplied by the Current Market Price of the Common Shares on such record date.

Any Common Shares owned by or held for the account of the Borrower or its Subsidiaries or affiliate (as defined in the Securities Act (Ontario)) of the Borrower will be deemed not to be outstanding for the purpose of any such computation.

(4) In the case of any reclassification of, or other change in, the outstanding Common Shares pursuant to a Merger, if the Lender elects not to redeem this Debenture in accordance with Section 3.1, the Lender may elect, prior to the effective date of such Merger, to convert any or all of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. To exercise such right the Lender must provide a notice in writing to the Borrower no later than seven (7) days prior to the effective date of such Merger, failing which the Lender’s right to convert this Debenture as a consequence of such Merger shall cease. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the effective date of such Merger. If the Lender elects not to convert any of the Principal Amount of this Debenture, the Conversion Price in effect after the effective date of such Merger shall be increased or decreased, as the case may be, in proportion to any decrease or increase in the number of outstanding Common Shares resulting from such Merger so that the Lender, upon exercising the Conversion Right or upon the Accelerated Conversion Right being exercised after the effective date of such Merger, will be entitled to receive the aggregate number of Common Shares or other securities, if any, which the Lender would have been entitled to receive as a result of such Merger if, on the effective date thereof, the Lender had been the registered holder of the number of Common Shares to which the Lender was theretofore entitled upon exercise of the Conversion Right or Accelerated Conversion Right.

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(5) In the case of any reclassification of, or other change in, the outstanding Common Shares (other than a change referred to in Section 4.3(1), Section 4.3(2), Section 4.3(3) or 4.3(4) hereof), the Conversion Price shall be adjusted in such manner, if any, and at such time, as the Board of Directors of the Borrower determines to be appropriate on a basis consistent with the intent of this Section 4.3; provided that if at any time a dispute arises with respect to adjustments provided for in this Article 4, such dispute will be conclusively determined by the auditors of the Borrower or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of directors of the Borrower, acting reasonably, and any such determination will be binding on the Borrower and the Lender. The Borrower will provide such auditors or accountants with access to all necessary records of the Borrower. If and whenever at any time after the date hereof there is a reclassification or redesignation of the Common Shares outstanding at any time or change of the Common Shares into other shares or into other securities (other than as set out in Section 4.3(1), (2), (3) or (4)), or a consolidation, amalgamation or Merger of the Borrower with or into any other corporation or other entity (other than a consolidation, amalgamation or Merger which does not result in any reclassification or redesignation of the outstanding Common Shares or a change of the Common Shares into other shares and other than as set forth in Section 4.3(4)), or a transfer of the undertaking or assets of the Borrower as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganization”), the Lender, upon the exercise of the Conversion Right or Accelerated Conversion Right, after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Common Shares to which the Lender was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property, if any, which the Lender would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Lender had been the registered holder of the number of Common Shares to which such Lender was theretofore entitled upon exercise of the Conversion Right or Accelerated Conversion Right. If determined appropriate by action of the directors of the Borrower, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 4.3 with respect to the rights and interests thereafter of the Lender to the end that the provisions set forth in this Section 4.3 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise of the Conversion Right or Accelerated Conversion Right. Any such adjustment must be made by and set forth in an amendment to this Debenture approved by action of the directors of the Borrower, acting reasonably, and will for all purposes be conclusively deemed to be an appropriate adjustment.

(6) In any case in which this Section 4.3 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Borrower may defer, until the occurrence of such event, issuing to the Lender before the occurrence of such event, the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Borrower shall deliver to the Lender an appropriate instrument evidencing the Lender’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Issue Date or such later date as the Lender would, but for the provisions of this Section 4.3(6), have become the holder of such additional Common Shares pursuant to Section 4.3(2).

(7) The adjustments provided for in this Section 4.3 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issuances or other events resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 4.3(7) are not required to be made shall be carried forward and included in any subsequent adjustment.

Section 4.4 No Requirement to Issue Fractional Common Shares

The Borrower shall not be required to issue fractional Common Shares upon the conversion of the Debenture pursuant to this Article 4. If any fractional interest in a Common Share, would, except for the provisions of this Section 4.4, be deliverable upon the conversion of any amount hereunder, the number of Common Shares to be issued shall be rounded down to the nearest whole Common Share.

Section 4.5 Borrower to Reserve Common Shares

The Borrower covenants with the Lender that it will at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issue upon exercise of the Conversion Right or Accelerated Conversion Right, and conditionally allot to the Lender, such number of Common Shares as shall then be issuable upon the conversion of this Debenture. The Borrower covenants with the Lender that all Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable upon issuance.

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Section 4.6 Certificate as to Adjustment

The Borrower shall from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 4.3, deliver an officer’s certificate to the Lender specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Subject to the dispute resolution procedure in subsection 4.3(5), such certificate shall be binding and determinative of the adjustment to be made, absent manifest error.

Section 4.7 Shareholder of Record

For all purposes, on the Issue Date the Lender shall be deemed to have become the holder of record of the Common Shares into which the Principal Amount of this Debenture (or a portion thereof) is converted in accordance with Section 4.2.

Section 4.8 Resale Restrictions, Legending and Disclosure

By its acceptance hereof the Lender acknowledges that this Debenture and the Common Shares issuable upon conversion hereof will be subject to certain resale restrictions under applicable securities laws, and the Lender agrees to comply with all such restrictions and laws. The Lender further acknowledges and agrees that all Common Share certificates will bear the legend substantially in the form set forth on the face page hereof as well as any legends required by the Exchange, provided that such legend shall not be required on Common Share certificates issued at any time following four months plus one day from the Closing Date. The Lender acknowledges that the Borrower will be required to provide to the applicable securities regulatory authorities the identity and other personal information of the Lender and its principals and the Lender hereby agrees thereto.

ARTICLE 5 – RIGHTS OF DEBENTUREHOLDER

Section 5.1 Distribution on Dissolution, Etc.

Subject to applicable law and the rights of any holders of any debt ranking rateably or in priority to the Lender, upon any sale, in one transaction or a series of transactions, of all, or substantially all, of the assets of the Borrower or distribution of the assets of the Borrower upon any dissolution or winding-up or total liquidation of the Borrower, whether in bankruptcy, liquidation, re-organization, insolvency, receivership or other similar proceedings or upon an assignment to or for the benefit of creditors of the Borrower or otherwise any payment or distribution of assets of the Borrower, whether in cash, property or security, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee of or for the benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, directly to the holder of the Debentures or their representatives, to the extent necessary, to pay all obligations pursuant to the Debentures in full.

Section 5.2 Certificate Regarding Creditors

Upon any payment or distribution of assets of the Borrower referred to in this Section 5.2, the Debentureholder shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee of or for benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, delivered to the Debentureholder, for the purpose of ascertaining the persons entitled to participate in such distribution, and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.2.

Section 5.3 Rights of Debentureholder Reserved

Nothing contained in this Article 5 or elsewhere in this Debenture is intended to or shall impair, as between the Borrower and the Debentureholder, the obligation of the Borrower, which is absolute and unconditional, to pay to the Debentureholder the Principal Amount and interest on the Debenture, as and when the same shall become due and payable in accordance with their terms, nor shall anything herein prevent the Debentureholder from exercising all remedies otherwise permitted by applicable law upon default under this Debenture.

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Section 5.4 Payment of Debenture Permitted

Nothing contained in this Debenture shall:

(a)	prevent the Borrower from making payments of the Principal Amount, interest and other amounts to the Debentureholder under this Debenture as herein provided;

(b)	prevent the conversion of this Debenture into Common Shares as herein provided or as otherwise permitted according to law, including in connection with a bankruptcy, reorganization, insolvency, or other arrangement with creditors, of the Borrower; and

(c)	prevent the redemption of this Debenture by the Borrower as herein provided or as otherwise permitted according to law.

Section 5.5 Debentures to Rank Pari Passu

The Debentures issued by the Borrower, once issued and granted, rank pari passu with each other and each Debentureholder shall be equally and proportionately entitled to the benefits hereof as if all of the Debentures had been issued, granted and negotiated simultaneously.

ARTICLE 6 – COVENANTS OF THE BORROWER

Section 6.1 Positive Covenants

The Borrower covenants and agrees that:

(1) Maintain Corporate Existence. The Borrower shall and shall use its commercially reasonable efforts to cause its Material Subsidiaries to maintain its corporate existence, and preserve its rights, powers, licenses and privileges which are necessary or material to the conduct of its business, and not materially change the nature of its business;

(2) Compliance with Laws. Other than in respect of US Cannabis Laws, each of the Borrower and its Material Subsidiaries shall comply and conduct the Business in compliance in all material respects with all applicable laws, rules, governmental restrictions and regulations, including, without limitation, with respect to cannabis related activities, in compliance with applicable state and local law in the United States.

(3) Maintain Books and Records. The Borrower shall, and shall cause each of its Material Subsidiaries to, keep adequate and accurate records and books of account in which complete entries will be made reflecting all financial transactions, and shall prepare its financial statements in accordance with generally accepted accounting principles;

(4) Payment of Taxes. Each of the Borrower and its Subsidiaries shall pay and discharge promptly all Taxes assessed or imposed upon it or its property as and when the same become due and payable save and except where it contests in good faith the validity thereof by proper legal proceedings;

(5) Payment of Obligations. The Borrower shall pay all principal, interest and other amounts owing to the Lender hereunder promptly when due;

(6) Performance of Covenants. The Borrower shall promptly perform and satisfy all covenants and obligations to be performed by it under this Debenture;

(7) Insurance. Each of the Borrower and its Material Subsidiaries shall maintain insurance with respect to its properties and business against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities engaged in the same or a similar business and similarly situated;

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(8) Maintain Listing. The Borrower shall use reasonable commercial efforts to maintain the listing of the Common Shares on the Exchange and to maintain the Borrower’s status as a “reporting issuer” not in default of the requirements of Canadian Securities Laws; and

(9) Notice of Event of Default. The Borrower shall promptly, and in any event within five (5) Business Days after a responsible officer of the Borrower becoming aware, give notice to the Lender of the existence of any Event of Default.

Section 6.2 Negative Covenants

The Borrower covenants and agrees that, without the prior written consent of the Lender:

(1) Distributions. If an Event of Default is continuing, the Borrower shall not declare, pay or make any dividend or other distribution on any shares in the capital of the Borrower or authorize the repurchase of any shares in the capital of the Borrower;

(2) Related Party Transactions. The Borrower shall not enter into any contract or transaction with any related party except for the purchase or sale of goods or services at fair market value and except for the issuance of securities of the Borrower on the same terms as offered to non-related parties, except for management compensation arrangements that are approved by independent members of the board of directors of the Borrower;

(3) Dispositions. Subject to Section 6.2(5), none of the Borrower or any of its Subsidiaries shall sell, transfer or otherwise dispose of any property (including shares of Subsidiaries), other than:

(a)	obsolete or worn-out property no longer used in the Business;

(b)	inventory, receivables or other property sold or disposed of in the ordinary course of business at fair market value; or

(c)	provided that no Event of Default is continuing on the date of such sale or would occur as a result of such sale:

(i) property (including shares of Subsidiaries) sold or disposed of to Persons at arm’s length to the Borrower; or

(ii) property (including shares of Subsidiaries) sold or disposed of for fair market value to Persons that are non-arm’s length to the Borrower;

For greater certainty, this Section 6.2(3) shall not in any way restrict the Borrower or any of the Subsidiaries from (A) issuing Common Shares or securities convertible into Common Shares or (B) incurring or assuming any debt, in either case at any time and from time to time after the date hereof;

(4) Change in Nature of Business. The Borrower shall not, nor will it permit any of its Subsidiaries to, engage to any material respect in any lines of business other than the Business conducted by the Borrower and its Subsidiaries at the date hereof;

(5) Mergers. The Borrower shall not enter into any Merger, other than the announced acquisition of Verano Holdings, LLC or any transactions contemplated to be completed in order to effect such acquisition, unless:

(a)	(i) in the event of a Change of Control where the Lender has exercised its right to convert the Debenture into a replacement debenture of a new issuer pursuant to Section 3.1, or (ii) in the event of a Merger that does not constitute a Change of Control, the continuing corporation or other entity formed by the applicable consolidation, amalgamation or merger, or the Person that acquires by transfer, sale or lease all or substantially all of the assets of the Borrower, as the case may be, executes and delivers to the Lender its assumption in writing of the due and punctual performance and observance of each covenant and condition of this Debenture; and

(b)	no Event of Default is continuing on the date of such transaction or would occur as a result of such transaction.

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ARTICLE 7 – EVENTS OF DEFAULT

Section 7.1 Events of Default

(1) Any of the following shall constitute an Event of Default under this Debenture (each an “Event of Default”):

(a)	the Principal Amount owing hereunder shall not be paid when due;

(b)	if the Borrower fails to pay when due any interest or other amount owing by the Borrower to the Lender;

(c)	if the Borrower breaches any representation contained herein, fails to make any payment or to observe, perform or comply with any term, covenant, condition or obligation of the Borrower contained herein or is otherwise in default of any of the provisions contained herein (other than as referred to in subparagraphs (a) and (b) of this Section 7.1) and such default, if capable of being remedied, is not remedied within ten (10) days after the Borrower receives written notice of such default from the Lender;

(d)	if the Borrower shall generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due or if a decree or order of a court having jurisdiction is entered adjudging the Borrower a bankrupt or insolvent;

(e)	if the Borrower shall apply for, consent to or acquiesce in the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or make a general assignment for the benefit of creditors;

(f)	if the Borrower shall in the absence of such application, consent or acquiescence, become subject to the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or have a distress, execution, attachment, sequestration or other legal process levied or enforced on or against a substantial part of the property of the Borrower;

(g)	if the Borrower shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding, if contested by the Borrower is not dismissed within thirty (30) days; or

(h)	any notes, debentures, bonds or other indebtedness for money borrowed having an aggregate principal amount of at least $15 million (or its equivalent in any other currency or currencies determined at the then current exchange rate) or more (hereinafter called “Indebtedness”) of the Borrower shall become prematurely repayable following default, or steps are taken to enforce any security therefor, or the Borrower defaults in the repayment of any such Indebtedness at the maturity thereof or (in the case of Indebtedness due on demand) on demand, or, in either case, at the expiration of any applicable grace period therefor, (if any) or any guarantee of or indemnity in respect of any Indebtedness of others given by the Borrower shall not be honored when due and called upon; or

(i)	the Borrower extends or maintains outstanding any loans, advances, guarantees, (direct or indirect) or other financial support to any insider (as defined in the Securities Act (Ontario)) outside of the Borrower’s ordinary course of business.

(2) If an Event of Default described in (e), (f) or (g) shall occur, the entire unpaid Principal Amount of this Debenture, and accrued interest on this Debenture shall become immediately due and payable without any declaration or other act on the part of the Lender. Immediately upon the occurrence of any Event of Default described in (e), (f) or (g), or upon failure to pay this Debenture on the Maturity Date, the Lender, upon notice to the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Debenture, at law or in equity.

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(3) If any other Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may by notice to the Borrower declare all or any portion of the outstanding Principal Amount of this Debenture and accrued interest on this Debenture to be due and payable, whereupon the full unpaid amount of this Debenture which shall be so declared due and payable shall be and become immediately due and payable without further notice, demand or presentment.

ARTICLE 8 – MUTILATION, LOSS, THEFT OR DESTRUCTION OF DEBENTURE CERTIFICATE

In case this Debenture certificate shall become mutilated or be lost, stolen or destroyed, the Borrower, shall issue and deliver, a new replacement Debenture certificate upon surrender and cancellation of the mutilated Debenture certificate or, in the case of a lost, stolen or destroyed Debenture certificate, in lieu of and in substitution for the same. In the case of loss, theft or destruction, the applicant for a substituted Debenture certificate shall furnish to the Borrower such evidence of the loss, theft or destruction of the Debenture certificate as shall be satisfactory to the Borrower in its discretion and shall also furnish an indemnity and surety bond satisfactory to the Borrower in its discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted Debenture certificate.

ARTICLE 9 – GENERAL

Section 9.1 Notice

Any demand, notice, direction or other communication to be made or given hereunder (in each case, “Communication”) shall be in writing and shall be made or given by personal delivery, by courier, by facsimile or email transmission, or sent by registered mail, charges prepaid, addressed to the respective parties as follows:

(a) if to the Borrower:

Harvest Health & Recreation, Inc.

1155 W. Rio Salado Parkway

Suite 201

Tempe, Arizona 85281

Attention: Jason Vedadi, Executive Chairman

Email: [***]

(b) if to the Lender:

[***]

[***]

[***]

[***]

[***]

[***]

Attention: Director

E-mail : [***]

or to such other address or email address as any party may from time to time designate in accordance with this Section. Any Communication made by personal delivery or by courier shall be conclusively deemed to have been given and received on the day of actual delivery thereof or if such day is not a Business Day, on the first Business Day thereafter. Any Communication made or given by email on a Business Day before 4:00 p.m. (local time of the recipient) shall be conclusively deemed to have been given and received on such Business Day and otherwise shall be conclusively deemed to have been given and received on the first Business Day following the transmittal thereof. Any Communication that is mailed shall be conclusively deemed to have been given and received on the fifth Business Day following the date of mailing but if, at the time of mailing or within five Business Days thereafter, there is or occurs a labour dispute or other event that might reasonably be expected to disrupt delivery of documents by mail, any Communication shall be delivered or transmitted by any other means provided for in this Section.

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Section 9.2 Merger of Borrower

By its acceptance hereof, each of the Borrower and the Lender acknowledges and agrees that in the event a Merger occurs, and the Lender exercises its right pursuant to Section 3.1(ii), then all references herein to the Borrower shall extend to and include the entity resulting therefrom or which thereafter will carry on the Business of the Borrower.

Section 9.3 Amendments

This Debenture may not be amended or otherwise modified except by an instrument in writing executed by the Borrower and the Lender.

Section 9.4 Waivers

The Lender shall not, by any act, delay, omission or otherwise, be deemed to have expressly or impliedly waived any of its rights, powers or remedies unless such waiver shall be in writing and executed by an authorized officer of the Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power or remedy which the Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

Section 9.5 Registration of Debentures

The Borrower shall cause to be kept at the head office of the Borrower in Vancouver, British Columbia a register in which shall be entered the name and latest known address of the Lender and any other holders of Debentures. Such register shall at all reasonable times during regular business hours of the Borrower be open for inspection by the Lender and any such holder. The Borrower shall not be charged with notice of or be bound to see to the performance of any trust, whether express, implied, or constructive, in respect of this Debenture and may act on the direction of the Lender, whether named as trustee or otherwise, as though the Lender were the beneficial owner of this Debenture.

Section 9.6 Transfer of Debenture

No transfer of this Debenture shall be valid unless made in accordance with applicable laws, including Canadian Securities Laws. If the Lender intends to transfer this Debenture or any portion thereof, it shall deliver to the Borrower the transfer form attached to this Debenture as Schedule C, duly executed by the Lender. Upon compliance with the foregoing conditions and the surrender by the Lender of this Debenture, the Borrower shall execute and deliver to the applicable transferee a new Debenture registered in the name of the transferee. If less than the full Principal Amount of this Debenture is transferred, the Lender shall be entitled to receive, in the same manner, a new Debenture certificate registered in its name evidencing the portion of the Principal Amount of this Debenture not so transferred. Prior to registration of any transfer of this Debenture, the Lender and the applicable transferee shall be required to provide the Borrower with necessary information and documents, including certificates and statutory declarations, as may be required to be filed under applicable laws.

Section 9.7 Release and Discharge

If the Lender exercises all conversion rights attached to this Debenture pursuant to Article 4 hereof or if the Borrower pays all of the Obligations in full to the Lender, the Lender shall release this Debenture and the Borrower shall be, and shall be deemed to have been discharged of all its obligations under this Debenture. The Lender shall then, at the request of the Borrower, execute and deliver all such releases and further assurances as may be reasonably required in this regard including, without limitation, releases and discharges of the Guarantee.

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Section 9.8 Successors and Assigns

This Debenture shall enure to the benefit of the Lender and its successors and assigns, and shall be binding upon the Borrower and its successors and permitted assigns.

Section 9.9 Time

Time shall be of the essence of this Debenture.

Section 9.10 Governing Law

This Debenture shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Borrower and, by its acceptance hereof, the Lender each hereby irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario in connection with this Debenture.

Section 9.11 Further Assurances

The Borrower shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by the Lender or its counsel as may be necessary or desirable to complete the transactions contemplated by this Debenture and carry out its provisions and intention.

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Schedule B – Conversion Notice

TO: HARVEST HEALTH & RECREATION INC. (the “Borrower”)

Pursuant to the 7.00% Senior Unsecured Convertible Debenture (the “Debenture”) of the Borrower issued to the undersigned on ●, the undersigned hereby notifies you that US$ _______________________ of the principal amount outstanding under the Debenture shall be converted into Common Shares of the Borrower, all in accordance with the terms of the Debenture on                                , 20___. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Debenture.

The certificates representing the Common Shares to be issued shall be registered as follows:

Name	Address for Delivery	# of Common Shares

(Print name as it is to appear on Share Certificate)

DATED this _____ day of ________________ , 20__ .

[NAME]

By:
Name:
Title:

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Schedule C – Form of Transfer

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to:

(Name)

(Address)

(the “Transferee”), $ __________________ principal amount of 7.00% Senior Unsecured Senior Convertible Debentures of HARVEST HEALTH & RECREATION INC. issued on __________________ , 2019 registered in the name of the undersigned on the register of Debentures and represented by the attached Debenture, and irrevocably appoints __________________________ as the attorney of the undersigned to transfer to the Transferee the said principal amount of the Debenture on the books or register of transfer, with full power of substitution.

DATED the _______ day of _________________ , ______ .

[NAME]

By:
Name:
Title:

Note to Debentureholder: In order to transfer the Debenture, this transfer form must be delivered to Harvest Health & Recreation Inc.

Schedule D – Material Subsidiaries

(see attached)